Exhibit 1.2

Amended and Restated Articles of Association

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

AUDIOCODES LTD.

DEFINITIONS; INTERPRETATION

1.	In these Articles, each of the following terms (whether or not capitalized) shall bear the meaning set opposite to it, unless the context otherwise requires:

T E R M S	M E A N I N G S
“Articles”	These Amended and Restated Articles of Association, as may be amended from time to time.
“Auditor” (Roeh Cheshbon Mevaker)	As defined under the Companies Law.
“Board”	The Board of Directors of the Company.
“CEO”	Chief Executive Officer, also referred to under the Companies Law as the General Manager.
“Class Meeting”	A meeting of the holders of a class of shares.
“Chairman”	Chairman of the Board.
“Companies Law”	The Israeli Companies Law, 5759-1999 and the regulations promulgated thereunder, in each case, as amended from time to time.
“Company”	AudioCodes Ltd.
“Distribution”	As defined under the Companies Law.
“External Director”	As defined under the Companies Law.
“General Meeting”	An Annual General Meeting or Special General Meeting of the Company’s shareholders (each as defined in Article 35 of these Articles), as the case may be.
“NIS”	New Israeli Shekel.
“Office”	The registered office of the Company from time to time.
“Office Holder”	As defined under the Companies Law.
“Ordinary Share(s)”	The Company’s Ordinary Shares, NIS 0.01 par value each.

“Person”	A company, corporate body, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof, or an individual.
“Preferred Share(s)”	The Company’s Preferred Shares, NIS 0.01 par value each.
“Register”	The Company’s shareholders register, maintained in accordance with the Companies Law.
“Simple Majority”	A majority of more than fifty percent (50%) of the votes cast by those shareholders voting in person or by proxy (including by voting deed), not taking into consideration abstaining votes.
“Special Majority”	A majority of sixty-six and two-thirds percent (66 2/3%) or more of the votes cast by those shareholders voting in person or by proxy (including by voting deed), not taking into consideration abstaining votes.
“Statutes”

The Companies Law and, to the extent applicable to the Company, the Israeli Companies Ordinance (New Version) 5743-1983, the Israeli Securities Law, 5728-1968 (the “Securities Law”) and all applicable laws and regulations applicable in any relevant jurisdiction (including without limitation U.S. federal laws and regulations), and rules of any stock market in which the Company’s shares are registered for trading as shall be in force from time to time.

Subject to the provisions of this Article 1 and unless the context necessitates another meaning, terms and expressions in these Articles which have been defined in the Statutes shall have the meanings ascribed to them therein.

2.	Words importing the singular shall include the plural, and vice versa. Any pronoun shall include the corresponding masculine, feminine and neuter forms; and words importing persons shall include corporate bodies.

Any provision or part thereof of these Articles, prohibited by applicable law, shall be ineffective, without invalidating any other part of these Articles.

NAME OF THE COMPANY

3.	The name of the Company is AudioCodes Ltd. (and in Hebrew: מ"עב סדוקוידוא).

OBJECTIVES

4.	The objectives of the Company shall be to engage in any legal occupation or business.

PUBLIC COMPANY

5.	The Company is a public company as such term is defined in, and for so long as it qualifies as such under, the Companies Law.

LIMITED LIABILITY

6.	The liability of each shareholder for the Company’s obligations is limited to the payment of the par value of the shares held by such shareholder, subject to the provisions of the Companies Law.

CAPITAL, SHARES AND RIGHTS

7.	The registered share capital of the Company consists of NIS 1,025,000, divided into 100,000,000 (One Hundred Million) Ordinary Shares, par value NIS 0.01 per share and 2,500,000 (Two Million, Five Hundred Thousand) Preferred Shares, par value NIS 0.01 per share.

8.	Each issued Ordinary Share entitles its holder to the rights as described below:

8.1	The equal right to participate in and vote at a General Meeting, and each of the shares in the Company shall entitle the holder thereof, who is present at the General Meeting and participating in the vote, whether in person, or by proxy, to one vote.

8.2	The equal right to participate in any Distribution or distribution of bonus shares.

8.3	The equal right to participate in the distribution of assets available for distribution in the event of liquidation of the Company.

9.	The Preferred Shares may be issued from time to time as shares of one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issuance of such shares from time to time adopted by the Board. In the resolution or resolutions providing for the issuance of such shares, the Board is expressly authorized, without the need for shareholder action, to fix the terms and preferences of the shares of such series, including without limitation the dividend rate, the redemption price, the voting rights, the right or obligation of the Company to redeem the shares, and the terms upon which the shares are convertible into or exchangeable for shares of any other class or classes.

10.	If two or more persons are registered as joint holders of any shares, any one of such persons may give effectual receipts for any dividend or other monies in respect of such share and his or her confirmation will bind all holders of such share. Any payment for a share shall be initially credited against the par value of said share and any excess amount shall be credited as a premium for said share, unless determined otherwise in the conditions of the allocation.

SHARE CERTIFICATES

11.	A shareholder who is registered in the Register is entitled to receive from the Company, without payment and at such shareholder’s request, within a period of three months after the allocation or registration of the transfer, one share certificate with respect to all the shares registered in his name, which shall specify the aggregate number of the shares held by such shareholder. In the event of a jointly held share, the Company shall issue one share certificate for all the joint holders of the share, and the delivery of such certificate to one of the joint holders shall be deemed to be delivery to all of them. Every certificate shall bear the Company’s stamp or seal or a facsimile copy thereof and be signed by an Office Holder of the Company, a director of the Company, the Company's corporate secretary or by any other person appointed by the Board for such purpose.

12.	The Company may issue a new certificate in lieu of a certificate that was issued and was lost, defaced, or destroyed, on the basis of such proof and guarantees as the Company may require, and after payment of an amount that shall be prescribed by the Company, and the Company may also replace existing certificates with new certificates, free of charge, subject to such conditions as the Company shall stipulate.

REGISTERED HOLDER

13.	Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other person.

14.	To the extent required by the Companies Law, a trustee must inform the Company of the fact that such trustee is holding shares of the Company in trust for another person at such time as may be required by the Companies Law. The Company shall register that fact in the Register in respect of such shares. The trustee shall be deemed to be the sole holder of said shares.

TRANSFER OF SHARES

15.	Subject to the Statutes, and subject to any applicable agreements or undertakings of any specific shareholder, the shares shall be freely transferable.

16.	A transfer of registered shares shall be made in writing or any other manner, in a form specified by the Board or the transfer agent appointed by the Company, and such transfer form should be signed by both the transferee and the transferor and delivered to the Office or to such transfer agent, together with the certificates of the shares due to be transferred, if such certificates have been issued. The Board may approve other methods of recognizing the transfer of shares in order to facilitate the trading of the Company’s shares on the New York Stock Exchange, Nasdaq or on any other applicable stock exchange. The transferee shall be deemed to be the shareholder with respect to the transferred shares only from the date of registration of his name in the Register.

17.	Notwithstanding anything to the contrary herein, shares registered in the name of The Depository Trust Company or its nominee shall be transferrable in accordance with the policies and procedures of The Depository Trust Company.

18.	The Board may close the Register and suspend the registration of transfers for such period of time as the Board shall deem fit, provided that the period of closure of any such book shall not exceed 30 days each year. The Company shall notify the shareholders of such decision.

TRANSMISSION OF SHARES

19.	In the case of the death, liquidation, bankruptcy, dissolution, winding-up or a similar occurrence of a shareholder, the legal successors, receivers or liquidators (as the case may be) of such shareholder shall be the only persons recognized by the Company as having any title to such shares, but nothing herein contained shall release the estate of the predecessor from any liability in respect of such shares.

20.	The legal successors may, upon producing such evidence of title as the Board shall require, be registered themselves as holders of the shares, or subject to the provisions as to transfers herein contained, transfer the same to some other person.

CALLS ON SHARES

21.	The Board may, from time to time, make such calls as it may deem appropriate upon shareholders with respect to any sum unpaid in respect of shares held by such shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board, as any such time(s) may be thereafter extended or such person(s) or place(s) changed. Unless otherwise stipulated by the Board (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

22.	Notice of any call shall be given in writing to the applicable shareholder(s) not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom and the place where such payment shall be made; provided, however, that before the time for any such payment, the Board may, by notice in writing to such shareholder(s), revoke such call in whole or in part, extend such time, or alter such designated person or place. In the event of a call payable in installments, only one notice thereof need be given.

23.	If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board and of which due notice had been given, and all the provisions herein contained with respect to calls shall apply to each such amount.

24.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

25.	Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debtor rate charged by leading commercial banks in Israel), and at such time(s) as the Board may prescribe.

26.	A shareholder shall not be entitled to his rights as shareholder, including the right to dividends, unless such shareholder has fully paid all the notices of call delivered to him, or which according to these Articles are deemed to have been delivered to him, together with interest, linkage and expenses, if any, unless otherwise determined by the Board. Upon the allotment of shares, the Board may provide for differences among the allottees of such shares as to the amount of calls or the times of payment thereof.

ALTERATIONS OF THE REGISTERED SHARE CAPITAL

27.	Subject to the Statutes, the Company’s shareholders at a General Meeting may from time to time resolve to:

27.1	alter or add classes of shares that shall constitute the Company's registered capital, including shares with preference rights, deferred rights, conversion rights or any other special rights or limitations;

27.2	increase the Company's registered share capital by creating new shares either of an existing class or of a new class;

27.3	consolidate or split all or any of its share capital into shares of larger or smaller par value than the existing shares;

27.4	cancel any registered shares not yet allocated, provided that the Company has made no commitment to allocate such shares; and

27.5	reduce the Company’s share capital and any reserved fund for redemption of capital.

28.	In executing any resolution adopted according to Article 27 above, the Board may, at its discretion, resolve any related issues.

29.	If as a result of a consolidation or split of shares authorized under these Articles, fractions of a share will stand to the credit of any shareholder, the Board is authorized at its discretion, to act as follows:

29.1	determine that fractions of shares that do not entitle their owners to a whole share, will be sold by the Company and that the consideration for the sale be paid to the beneficiaries, on terms the Board may determine;

29.2	allot to every shareholder, who holds a fraction of a share resulting from a consolidation or split, shares of the class that existed prior to the consolidation or split, in a quantity that, when consolidated with the fraction, will constitute a whole share, and such allotment will be considered valid immediately prior to the consolidation or split;

29.3	determine the manner for paying the amounts to be paid for shares allotted in accordance with Article 29.2 above, including on account of bonus shares; or

29.4	determine that the owners of fractions of shares will not be entitled to receive a whole Share in respect of a share fraction or that they may receive a whole share with a different par value than that of the fraction of a share.

30.	Except as otherwise provided by or pursuant to these Articles or by the conditions of issue, any new share capital shall be considered as part of the original share capital, and shall be subject to the same provisions of these Articles with reference to payment of calls, lien, transfer, transmission, forfeiture and otherwise, which applies to the original share capital.

MODIFICATION OF CLASS RIGHTS

31.	If at any time the share capital is divided into different classes of shares, any change to the rights and privileges of the holders of any such class of shares shall require the approval of a Class Meeting of such class of shares by a Simple Majority (unless otherwise provided by the Statutes or by the terms of issue of the shares of that class), in addition to the Simple Majority of all classes of shares voting together as a single class at a General Meeting.

32.	The rights and privileges of the holders of any class of shares shall not be deemed to have been altered by creating or issuing shares of any class, including a new class (unless otherwise provided by the terms of issue of the shares of that class).

BORROWING POWERS

33.	The Company may, by resolution of the Board, from time to time, raise or borrow or secure the payment of any sum or sums of money for the purposes of the Company. The Company, by resolution of the Board, may also raise or secure the payment or repayment of such sum or sums in such manner and upon such terms and conditions in all respects as it deems fit, and in particular by the issue of debentures or debenture stock of the Company charged upon all or any part of the property of the Company (both present and future) including its unissued or its uncalled capital for the time being. Issuance of any series of debentures shall require Board approval.

BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

34.	Notwithstanding any other provision of these Articles and subject to the provisions of applicable law, the Company shall not engage in any Business Combination (as defined below) with any Interested Shareholder (as defined below) for a period of three (3) years following the time that such shareholder became an Interested Shareholder, unless:

34.1	prior to the time that such shareholder became an Interested Shareholder, the Board approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder;

34.2	upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the Voting Shares (as defined below) of the Company outstanding at the time the transaction commenced excluding for purposes of determining the Voting Shares outstanding (but not the outstanding Voting Shares owned by the Interested Shareholder) those shares owned by persons who are directors and also officers; or

34.3	at the time that such shareholder became an Interested Shareholder, or subsequent to such time, the Business Combination is approved by the Board and authorized at a general meeting of shareholders by the affirmative vote of at least 66 2/3% of the Voting Shares outstanding that are not owned by the Interested Shareholder.

The restrictions set forth in this Article shall not apply if shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholders ceases to be an interested shareholder; and (ii) would not, at any time within the 3-year period immediately prior to a Business Combination between the Company and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership.

As used in this Article only, the term:

(i) “Affiliate” means a Person (as defined below) that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person.

(ii) “Associate” when used to indicate a relationship with any Person, means (A) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Shares, (B) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (C) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(iii) “Business Combination” when used in reference to the Company and any Interested Shareholder of the Company, means:

A. any merger or consolidation of the Company or any direct or indirect majority owned subsidiary of the Company with (1) the Interested Shareholder, or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder and as a result of such merger or consolidation subsection (a) of this Article is not applicable to the surviving entity;

B. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of such Company, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority owned subsidiary of the Company, which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all of the outstanding shares of the Company;

C. any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-owned subsidiary of the Company of any shares of the Company or of such subsidiary to the Interested Shareholder, except (1) pursuant to the exercise, exchange or conversion of securities exercisable for or convertible into shares of the Company or any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such; (2) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company or any such subsidiary, which security is distributed pro-rata to all holders of shares of the Company subsequent to the time the Interested Shareholder became such; (3) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of said shares; or (4) any issuance or transfer of shares by the Company; provided, that in no case under (2) through (4) above shall there be an increase in the Interested Shareholder's proportionate share of the shares or of the voting shares of the Company;

D. any transaction involving the Company or any direct or indirect majority-owned subsidiary of the Company which has the effect directly or indirectly of increasing the proportionate share of the shares of any class or series or securities convertible into the shares of any class or series of the Company or of any such subsidiary which is owned by the Interested Shareholder except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

E. any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of such company), of any loans, advances, guarantees, pledges or any other financial benefits (other than those expressly permitted in subparagraphs A. through D. above) provided by or through the Company or any direct or indirect majority owned subsidiary.

(iv) “Control” including the term “Controlling”, “Controlled by” and “Under Common Control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Shares, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Shares in good faith and not for the purpose of circumventing this Article as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(v) “Interested Shareholder” means any person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that (A) is the Owner of fifteen percent (15%) or more of the outstanding Voting Shares of the Company, or (B) is an Affiliate or Associate of the Company and was the Owner of fifteen percent (15%) or more of the outstanding Voting Shares of the Company at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder, and the Affiliates and Associates of such person. Notwithstanding the foregoing, the term Interested Shareholder shall not include any Person whose ownership of outstanding Voting Shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Company; provided that such Person shall be an Interested Shareholder if thereafter such person acquires, without prior approval of the Board, additional Voting Shares of the Company, except as a result of further corporate action not caused, directly or indirectly, by such Person. For the purpose of determining whether a person is an Interested Shareholder, the Voting Shares of the Company deemed to be outstanding shall include shares deemed to be owned by the person through application of paragraph (ix) of this subsection but shall not include any other unissued shares of the Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(vi) “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(vii) “Share” means with respect to any corporation shares of its capital and with respect to any other entity any equity interest.

(viii) “Voting Shares” means with respect to any corporation Shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

(ix) “Owner” including the terms “own” and “owned”, when used with respect to any Share, means a Person that individually or with or through any of its Affiliates or Associates:

A. beneficially owns such share, directly or indirectly: or

B. has (1) the right to acquire such share (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, warrants or options, or otherwise; provided however, that a Person shall not be deemed the owner of share tendered pursuant to a tender or exchange; or (2) the right to vote such share pursuant to any agreement, arrangement or understanding; provided however, that a person shall not be deemed the owner of any share because of such person's right to vote such share if the agreement, arrangement, or understanding to vote such share arises solely from a recoverable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more Persons: or

C. has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of clause B of this paragraph) or disposing of such Share with any other Person that beneficially owns or whose Affiliates or Associates beneficially own, directly or indirectly, such share.

Any change to this Article 34 shall only be carried out by a resolution of the shareholders of the Company, adopted by the holders of securities representing at least 85% of the Voting Shares of the Company then outstanding.

GENERAL MEETINGS

35.	An annual general meeting of the Company’s shareholders (“Annual General Meeting”) shall be held at least once a calendar year, at such place and time as determined by the Board, but not later than fifteen (15) months after the last Annual General Meeting. All other general meetings of the Company’s shareholders shall be called “Special General Meetings”. The Annual General Meeting shall review the Company's financial statements and shall transact any other business required pursuant to these Articles or the Companies Law, and any other matter as shall be determined by the Board.

36.	The Board may convene a Special General Meeting by its resolution, and is required to convene a Special General Meeting should it receive a request, in writing, from a person or persons entitled, under the Companies Law, to demand such meeting. Any request for convening a Special General Meeting must specify the purposes for which the meeting is to be called, shall be signed by the persons requesting the meeting, and shall be delivered to the Company's registered offices.

37.	In addition, subject to the Statutes, these Articles (including this Article 37), the Board may accept a request of a shareholder holding not less than 1% of the voting rights at a General Meeting (the “Proposing Shareholder”) to include a subject in the agenda of a General Meeting (“Proposal Request”), provided that such subject is a proper subject for action by shareholders under the Companies Law and these Articles and only if the request also sets forth: (a) the name, address, telephone number, and email address of the Proposing Shareholder and, if an entity, the name(s) of the person(s) that controls or manages such entity; (b) the number of shares of the Company held by the Proposing Shareholder(s), directly or indirectly (and, if any of such shares are held indirectly, an explanation of how they are held and by whom), which shall be in such number no less than as is required to qualify as a Proposing Shareholder, accompanied by evidence satisfactory to the Company of the record holding of such shares by the Proposing Shareholder(s) as of the date of the Proposal Request, and a representation that the Proposing Shareholder(s) intends to appear in person or by proxy at the General Meeting; (c) the matter requested to be included on the agenda of a General Meeting, all information related to such matter, the reason that such matter is proposed to be brought before the General Meeting, the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the General Meeting and, if the Proposing Shareholder wishes to have a position statement in support of the proposal request, a copy of such position statement that complies with the requirement of any applicable law (if any); (d) a description of all arrangements or understandings between the shareholder and any other Person or Persons (naming such Person or Persons) in connection with the subject which is requested to be included in the agenda and a declaration signed by all Proposing Shareholder(s) of whether any of them has a personal interest in the matter and, if so, a description in reasonable detail of such personal interest; (e) a description of all Derivative Transactions (as defined below) by each Proposing Shareholder(s) during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (f) a declaration that all the information that is required under the Companies Law and any other applicable law and stock exchange rules and regulations to be provided to the Company in connection with such subject, if any, has been provided. Furthermore, the Board, may, in its discretion to the extent it deems necessary, request that the shareholders making the request provide additional information necessary so as to include a subject in the agenda of a General Meeting, as the Board may reasonably require.

In order for the Board to consider a Proposal Request and whether to include the matter stated therein in the agenda of a General Meeting, notice of the Proposal Request must be timely delivered in accordance with applicable laws. The Proposal Request must be in writing, signed by all of the Proposing Shareholder(s) making such request, delivered, either in person or by certified mail, postage prepaid, and received by the Company's corporate secretary (or, in the absence thereof, by the CEO). The announcement of an adjournment or postponement of a General Meeting shall not commence a new time period (or extend any time period) for the delivery of a Proposal Request as described above.

A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its affiliates or associates, whether of record or beneficial: (1) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company, (2) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company, (3) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (4) which provides the right to vote or increase or decrease the voting power of, such Proposing Shareholder, or any of its affiliates or associates, with respect to any shares or other securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, share appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Shareholder in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.

The information required pursuant to this Article shall be updated as of (i) the record date of the General Meeting, (ii) five days before the General Meeting, and (iii) as of the General Meeting, and any adjournment or postponement thereof.

38.	Subject to applicable law, the Board shall determine the agenda of any General Meeting.

39.	An amendment to Articles 37, 38 or this Article 39 shall require a Special Majority.

Notice of General Meetings

40.	Unless otherwise required by the Companies Law and these Articles, the Company is not required to give notice of any General Meeting. A notice of General Meeting shall be published by the Company on the website of (i) the United States Securities and Exchange Commission (the “SEC”), and (ii) the Company, as a Current Report on Form 6-K or Form 8-K (or such other form prescribed by the Statutes), at least 21 days prior to the General Meeting (or earlier if so required under the Statutes) and, if so published, shall be deemed to have been duly given on the date of such publication to any shareholder.

PROCEEDINGS AT GENERAL MEETINGS

Quorum

No business shall be transacted at any General Meeting, or at any adjournment thereof, unless the quorum required under these Articles for such General Meeting, or such adjourned General Meeting, as the case may be, is present when the General Meeting proceeds to business.

Except as provided in the following Article with regard to an adjourned General Meeting, the quorum for any General Meeting shall be the presence of at least two shareholders in person or by proxy (including by voting deed) holding thirty-three and a third percent (33.33%) or more of the voting rights in the Company. For this purpose, abstaining shareholders shall be deemed present at the General Meeting.

41.	If within half an hour from the time appointed for the holding of a General Meeting a quorum is not present, the General Meeting shall stand adjourned to the same day in the following week at the same time and place or to such other day, time and place as the Board may indicate in a notice to the shareholders. At such adjourned General Meeting any number of shareholders shall constitute a quorum for the business for which the original General Meeting was called.

Chairman of the General Meeting

42.	The Chairman shall preside as chairman of every General Meeting. If at any General Meeting the Chairman is not present within fifteen (15) minutes after the time fixed for holding the General Meeting or is unwilling to act as chairman of the General Meeting, any of the following may preside as chairman of the General Meeting (and in the following order): Director, CEO, Chief Financial Officer, Secretary, General Legal Counsel, or any person designated by any of the foregoing. If at any such General Meeting none of the foregoing persons is present or all are unwilling to act as chairman of the General Meeting, the shareholders present (in person or by proxy) shall choose a shareholder or its proxy present at the General Meeting to be chairman of the General Meeting.

43.	A General Meeting, the consideration of any matter on its agenda or the resolution on any matter on its agenda, may be postponed or adjourned, from time to time and from place to place: (i) by the chairman of a General Meeting at which a quorum is present (and he shall if so directed by the General Meeting, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment); or (ii) by the Board (whether prior to or at a General Meeting), but no business shall be transacted at any such adjourned General Meeting except business which might lawfully have been transacted at the General Meeting as originally called, or a matter on its agenda with respect to which no resolution was adopted at the General Meeting originally called. Except as may be required by the Companies Law, no shareholder shall be entitled to any notice of an adjournment or of the business to be transacted at an adjourned General Meeting.

44.	A vote in respect of the election of the chairman of the General Meeting or regarding a resolution to adjourn the General Meeting shall be carried out immediately. All other matters shall be voted upon during General Meeting at such time and order as decided by the chairman of the General Meeting.

VOTE OF SHAREHOLDERS

45.	All resolutions proposed at any General Meeting will require a Simple Majority, unless otherwise expressly required by the Statutes or these Articles. Except as otherwise expressly required by the Statutes or these Articles, alteration or amendment of these Articles shall require a Simple Majority.

46.	A declaration by the chairman of the General Meeting that a resolution has been carried, or has been carried unanimously or by a particular majority, or rejected, or not carried by a particular majority and an entry to that effect in the minutes of the General Meeting shall be prima facie evidence thereof.

47.	The chairman of the General Meeting will not have a second or a casting vote. If the vote is tied with regard to a certain proposed resolution such proposal shall be deemed rejected.

48.	If two or more persons are jointly entitled to a share, the vote of the senior one who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other registered holders of the share, and for this purpose seniority shall be determined by the order in which the names stand in the Register.

49.	A proxyholder need not be a shareholder of the Company.

50.	The instrument appointing a proxy shall be in writing signed by the appointer or of his attorney- in-fact duly authorized in writing. A corporate entity shall vote by a representative duly appointed in writing by such entity. Any instrument appointing a proxy or a representative of a corporate entity (whether for a specified General Meeting or otherwise) shall be in a form satisfactory to the Company.

Such instrument shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate body, under its common seal, stamp or printed name or the hand of its duly authorized agent(s) or attorney(s).

51.	Unless otherwise determined by the Board, the instrument of appointment must be submitted to the Office no later than 48 hours prior to the General Meeting to be attended by such proxy or representative. Notwithstanding the above, the chairman of the General Meeting shall have the right to waive the time requirement provided above with respect to all instruments of appointment and to accept any and all instruments of appointment until the beginning of a General Meeting.

52.	A proxy may be appointed in respect of only some of the shares held by a shareholder, and a shareholder may appoint more than one proxy, each empowered to vote by virtue of a portion of the shares.

53.	A shareholder being of unsound mind or pronounced to be unfit to vote by a competent court of law may vote through a legally appointed guardian or any other representative appointed by a court of law to vote on behalf of such shareholder.

54.	A shareholder entitled to vote may signify in writing his approval of, or dissent from, or may abstain from any resolution included in a proxy instrument furnished by the Company. A proxy instrument may include resolutions pertaining to such issues which are permitted to be included in a proxy instrument according to the Statutes, and such other issues which the Board may decide, in a certain instance or in general, to allow voting through a proxy. A shareholder voting or abstaining through a proxy instrument shall be taken into account in determining the presence of a quorum as if such shareholder is present at the General Meeting.

55.	The chairman of the General Meeting shall be responsible for recording the minutes of the General Meeting and any resolution adopted.

56.	The provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply to Class Meetings.

DIRECTORS

Powers, Number of Directors, Composition & Election

57.	The Board shall have and execute all powers or responsibilities allocated to the Board by the Statutes and these Articles, including, without limitation, (i) the powers granted to the Board pursuant to the Companies Law and (ii) setting the Company’s policies and supervision over the execution of the powers and responsibilities of the CEO. The Board may execute any power of the Company that is not specifically allocated by the Statutes or by these Articles to another organ of the Company.

58.	The Board shall consist of such number of directors (not more than ten (10), including External Directors, if any were elected) as may be fixed from time to time by the Board. A reduction of the maximum number of directors on the Board under this Article 58, shall not affect the term in office of serving directors determined prior to such reduction.

59.	The directors, excluding the External Directors (if any were elected), shall be classified, with respect to the term for which they each severally hold office, into three classes, as nearly equal in number as practicable, hereby designated as Class I, Class II and Class III. The Board may assign members of the Board already in office to such classes at the time such classification becomes effective.

59.1	The term of office of the initial Class III directors shall expire at the first Annual General Meeting to be held in 2020 and when their successors are elected and qualified;

59.2	The term of office of the initial Class I directors shall expire at the first Annual General Meeting following the Annual General Meeting referred to in Article 59.1 above and when their successors are elected and qualified; and

59.3	The term of office of the initial Class II directors shall expire at the first Annual General Meeting following the Annual General Meeting referred to in Article 59.2 above and when their successors are elected and qualified.

60.	At each Annual General Meeting, commencing with the Annual General Meeting to be held in 2020, each of the successors elected to replace the directors of a Class whose term shall have expired at such Annual General Meeting shall be elected to hold office until the third Annual General Meeting next succeeding his or her election and until his or her respective successor shall have been elected and qualified. Notwithstanding anything to the contrary, each director shall serve until his or her successor is elected and qualified or until such earlier time as such director’s office is vacated. A director whose term shall expire at an Annual General Meeting may be re-elected at such Annual General Meeting.

61.	The Board may at any time and from time to time appoint any person as a director to fill a vacancy (whether such vacancy is due to a director no longer serving or due to the number of directors serving being less than the maximum number stated in Article 58 above). In the event of one or more such vacancies in the Board, the continuing directors may continue to act in every matter. The office of a director that was appointed by the Board to fill any vacancy shall only be for the remaining period of time during which the director whose service has ended was filled would have held office, or in case of a vacancy due to the number of directors serving being less than the maximum number stated in Article 58 above, the Board shall determine at the time of appointment the class pursuant to Article 59 above, to which the additional director shall be assigned.

62.	Prior to every General Meeting at which directors are to be elected, and subject to Article 59 above, the Board (or a committee thereof) shall select, by a resolution adopted by a majority of the Board (or such committee), the Persons to be proposed to the Shareholders for election as directors at such General Meeting (the “Nominees”). Any Proposing Shareholder requesting to include on the agenda of a General Meeting a nomination of a Person to be proposed to the shareholders for election as director (such person, an “Alternate Nominee”), may so request provided that it complies with this Article 62 and Article 37 and applicable law. In addition to any information required to be included in accordance with applicable law, such a Proposal Request shall include information required pursuant to Article 37, and shall also set forth: (i) the name, address, telephone number, and email address of the Alternate Nominee and all citizenships and residencies of the Alternate Nominee; (ii) a description of all arrangements, relations or understandings between the Proposing Shareholder(s) or any of its affiliates and each Alternate Nominee; (iii) a declaration signed by the Alternate Nominee that he consents to be named in the Company’s notices and proxy materials relating to the General Meeting, if provided or published, and, if elected, to serve on the Board and to be named in the Company’s disclosures and filings; (iv) a declaration signed by each Alternate Nominee as required under the Companies Law and any other applicable law and stock exchange rules and regulations for the appointment of such an Alternate Nominee and an undertaking that all of the information that is required under law and stock exchange rules and regulations to be provided to the Company in connection with such an appointment has been provided; (v) a declaration made by the Alternate Nominee of whether (s)he meets the criteria for an independent director or External Director of the Company under the Companies Law or under any applicable law, regulation or stock exchange rules, and if not, then an explanation of why not; and (vi) any other information required at the time of submission of the Proposal Request by applicable law, regulations or stock exchange rules. In addition, the Proposing Shareholder shall promptly provide any other information reasonably requested by the Company. The Board may refuse to acknowledge the nomination of any person not made in compliance with the foregoing. The Company shall be entitled to publish any information provided by a Proposing Shareholder pursuant to this Article 62 and Article 37, and the Proposing Shareholder shall be responsible for the accuracy and completeness thereof.

63.	The Nominees or Alternate Nominees shall be elected by a Simple Majority (provided, however, that in the case of contested election, the Nominees or Alternate Nominees shall be elected by a vote of plurality of the votes cast), and by a resolution adopted at the General Meeting at which they are subject to election.

For the purposes of these Articles, any General Meeting shall be considered a “contested election” if the total number of nominees for election to the Board at such General Meeting (including all persons (i) with respect to whom a shareholder has delivered, in due time pursuant to the Companies Law and these Articles, a notice of its intent to nominate at such General Meeting and (ii) with respect to whom such notice of intent to nominate has not been withdrawn by such shareholder prior to the date of the definitive proxy statement filed by the Company with the SEC with respect to such General Meeting, as such date is set forth in the definitive proxy statement) made in compliance with these Articles and the Companies Law exceeds the total number of Nominees or Alternate Nominees to be elected at such General Meeting. At any General Meeting at which Nominees or Alternate Nominees are to be elected, each shareholder shall be entitled to cast a number of votes with respect to nominees for election to the Board up to the total number of Nominees or Alternate Nominees to be elected at such General Meeting.

64.	The term of office of a director shall commence on the date of such director’s election by the General Meeting or by the Board or on a later date, should such date be determined in the resolution of appointment of the General Meeting or of the Board. Notwithstanding anything to the contrary in these Articles, a General Meeting may dismiss a director during his/her term, with or without cause, by a vote of a Special Majority.

65.	An amendment to Articles 57-65 or this Article 39 shall require a Special Majority.

66.	Notwithstanding anything to the contrary in these Articles, the election, qualification, removal or dismissal of External Directors shall be only in accordance with the applicable provisions set forth in the Companies Law.

Remuneration

67.	The Company shall determine the remuneration of the directors, if any, in accordance with the Companies Law.

Chairman of the Board

68.	The Board shall appoint one of its members to serve as the Chairman and may replace the Chairman from time to time. The Chairman shall preside at meetings of the Board, but if at any meeting, the Chairman is not present within fifteen (15) minutes after the time appointed for holding the meeting, the present directors shall choose a present director to be chairman of such meeting.

PROCEEDINGS OF THE DIRECTORS

69.	The directors shall meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they deem fit, subject to these Articles.

Unless otherwise determined by the Board, written notice of any meeting of the Board and the agenda setting out the matters to be discussed at such meeting, shall be given to all directors at least seventy two (72) hours (or such shorter notice (i) if all the directors so agree or (ii) in the case of an urgent matter, if a majority of the directors so agree) before the meeting. A majority of the members of the Board may decide to hold a meeting without such notice, provided the Chairman participates in such meeting.

Quorum

70.	No business shall be transacted at any meeting of the Board unless a quorum of directors is present when a meeting is called to order. A quorum shall be deemed to exist when there are present at least half of the directors then in office.

If a quorum is not present at the meeting of the Board within half an hour after the time scheduled for the meeting, the meeting may be adjourned to another time as shall be decided by the Chairman, or in his absence, the directors present at the meeting, provided that notice of no less than twenty four (24) hours in advance shall be given to all the directors of the time of the adjourned meeting. The directors may waive the necessity of such notice either beforehand or retrospectively. The quorum for the commencement of the adjourned meeting shall be at least one member of the Board.

Methods of Attending Meetings

71.	Some or all of the directors may attend meetings of the Board through computer network, telephone or any other media of communication, enabling the directors to communicate with each other, in the deemed presence of all of them, provided that due prior notice detailing the time and manner of holding a given meeting is served upon all the directors. The directors may waive the necessity of such notice either beforehand or retrospectively.

Any resolution adopted by the Board in such a meeting, pursuant to the provisions of these Articles, will be recorded in writing and signed by the Chairman (or in his absence by the chairman of the meeting), and shall be valid as if adopted at a meeting of the Board duly convened and held.

72.	A resolution in writing signed or otherwise approved in writing by all of the directors eligible to participate in the discussion and vote on such resolution, or in respect of which all such directors have agreed (in writing by mail, fax or electronic media) not to convene, shall be as valid and effective for all purposes as if passed at a meeting of the Board duly convened and held. Any such resolution may consist of several counterparts, each signed or otherwise approved in writing by one or more directors. Such resolution in writing shall be effective as of the last date appearing on the resolution, or if the resolution is signed or otherwise approved in writing in two or more counterparts, as of the last date appearing on the counterparts.

73.	While exercising his/her voting right, each director shall have one vote. Resolutions of the Board will be decided by a simple majority of the directors present and voting, not taking into consideration abstaining votes, except as otherwise provided in these Articles or by the Statutes. In the event the vote is tied, the Chairman shall not have a casting vote.

Committees

74.	The Board may set up committees and appoint members to these committees subject to the Statutes. A resolution passed or an act done by such a committee pursuant to an authority granted to such committee by the Board shall be treated as a resolution passed or act done by the Board, unless expressly otherwise prescribed by the Board or the Statutes for a particular matter or in respect of a particular committee.

75.	Meetings of committees and proceedings thereat (including the convening of the meetings, the election of the chairman and the votes) shall be governed by the provisions herein contained for regulating the meetings and proceedings of the Board so far as the same are applicable thereto and unless otherwise determined by the Board, including by an adoption of a charter governing the committee proceedings.

Records and Validity of Acts

76.	The resolutions of the Board shall be recorded in the Company's Minutes Book, as required under the Statutes, signed by the Chairman or the chairman of a certain meeting. Such signed minutes shall be deemed prima facie evidence of the meeting and the resolutions resolved therein.

77.	All acts done bona fide by any meeting of the Board or of a committee of the Board or by any person acting as a director, shall, notwithstanding it be afterwards discovered that there was some defect in the appointment of any such director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a director.

Chief Executive Officer

78.	The Board shall appoint at least one CEO, for such period and upon such terms as the Board deems fit.

79.	The CEO shall have all managing and execution powers within the policies and guidelines set forth by the Board, and shall be under the supervision of the Board. The CEO may delegate any of his powers to his subordinates, subject to the approval of the Board. The Board may assume powers that are conferred on the CEO for a particular matter or for a certain period of time, which shall not exceed the period of time that is required in the circumstances, all at the discretion of the Board.

INSURANCE, EXCULPATION, AND INDEMNITY

Insurance of Office Holders

80.	The Company may insure the liability of an Office Holder, to the fullest extent permitted under the Statutes.

81.	Without derogating from the aforesaid, the Company may enter into a contract to insure the liability of an officer therein for an obligation imposed on him in consequence of an act done in his capacity as an Office Holder, in any of the following cases:

81.1	a breach of the duty of care vis-a-vis the Company or vis-a-vis another person, to the extent such a breach arises out of the negligent conduct of the Office Holder;

81.2	a breach of the duty of loyalty vis-a-vis the Company, provided that the Office Holder acted in good faith and had a reasonable basis to believe that the act would not harm the Company;

81.3	a monetary obligation imposed on him in favor of another person;

81.4	a monetary liability imposed on such Office Holder in favor of a payment to a breach offended at an administrative procedure as set forth in Section 52(54)(a)(1)(a) to the Securities Law and expenses regarding administrative procedures conducted in connection with such Office Holder or in connection with a monetary sanction, including reasonable litigation expenses and reasonable attorney’s fees; and

81.5	any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of an Office Holder in the Company.

Indemnity of Office Holders

82.	The Company may indemnify an Office Holder, to the fullest extent permitted under the Statutes. Without derogating from the aforesaid, the Company may indemnify an Office Holder for a liability or expense imposed on him in consequence of an act done in his capacity as an Office Holder in the Company, as follows:

82.1	a monetary liability incurred by or imposed on the Office Holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court;

82.2	reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the Office Holder as a result of an investigation or proceeding filed against the Office Holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such Office Holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the Office Holder but with the imposition of a monetary obligation on the Office Holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

82.3	reasonable litigation expenses, including attorneys’ fees, incurred by the Office Holder or which were imposed on the Office Holder by a court (i) in a proceeding instituted against the Office Holder by the Company, on its behalf, or by a third party, or (ii) in connection with criminal indictment of which the Office Holder was acquitted, or (iii) in a criminal indictment which the Office Holder was convicted of an offense that does not require proof of criminal intent;

82.4	a monetary liability imposed on the Office Holder and reasonable litigation expenses, including attorney’s fees, expended by an Office Holder as a result of an administrative proceeding instituted against an Office Holder. Without derogating from the generality of the foregoing, such liability or expenses will include a payment which an Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that an Office Holder incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law; and

82.5	any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an Office Holder.

Advance Indemnity

83.	The Company may give an advance undertaking to indemnify an Office Holder therein in respect of the following matters:

83.1	matters as detailed in Article 82.1, provided however, that the undertaking is restricted to events, which in the opinion of the Board, are anticipated in light of the Company’s activities at the time of granting the obligation to indemnify and is limited to a sum or measurement determined by the Board as reasonable under the circumstances. The indemnification undertaking shall specify such events and sum or measurement; and

83.2	matters as detailed in Articles 82.2 through 82.5.

Retroactive Indemnity

84.	The Company may indemnify an Office Holder retroactively with respect of the matters as detailed in Article 82, subject to any applicable law.

Exculpation

85.	The Company may exempt an Office Holder in advance for all or any of his liability for damage in consequence of a breach of the duty of care vis-a-vis the Company, to the fullest extent permitted under the Statutes. However, the Company may not exempt a director in advance from his liability toward the Company due to the breach of his/her duty of care in a Distribution.

Insurance, Exculpation and Indemnity – General

86.	The above provisions with regard to insurance, exemption and indemnity are not and shall not limit the Company in any way with regard to its entering into an insurance contract or with regard to the grant of indemnity or exemption in connection with a person who is not an Office Holder of the Company, including employees, contractors or consultants of the Company, all subject to any applicable law.

87.	The Company may enter into a contract in relation to exemption, indemnification and insurance of Office Holders in companies under its control, related companies and other companies in which it has any interest, to the maximum extent permitted under the Statutes, and in this context the foregoing provisions in relation to exemption, indemnification and insurance of Office Holders in the Company shall apply, mutatis mutandis.

88.	An undertaking in relation to exemption, indemnification and insurance of an Office Holder as aforesaid may also be valid after the office of such Office Holder in the Company has terminated.

APPOINTMENT OF AN AUDITOR

89.	Subject to the Statutes, the Annual General Meeting shall appoint an Auditor for a period ending at the next Annual General Meeting, or for a longer period, but no longer than until the third Annual General Meeting after the meeting at which the Auditor has been appointed. The same Auditor may be re-appointed.

Subject to the Statutes, the terms of service (including fees) of the Auditor for the audit services shall be determined by the Board, at its discretion, or a committee of the Board if such determination was delegated to a committee, including undertakings or payments to the Auditor. The Board shall report the fees of the Auditor to the Annual General Meeting.

SIGNATORIES

90.	Signatory rights on behalf of the Company shall be determined from time to time by the Board.

DISTRIBUTIONS

91.	The Board may decide on a Distribution, subject to the provisions set forth under the Companies Law and these Articles.

92.	The Board will determine the method of payment of any Distribution. The receipt of the person whose name appears on the record date on the Register as the owner of any share, or in the case of joint holders, of any one of such joint holders, shall serve as confirmation with respect to all the payments made in connection with that share and in respect of which the receipt was received. All dividends unclaimed after having been declared may be invested or otherwise used by the Directors for the benefit of the Company until claimed, provided however that the Company shall not be required to accept any claim made following the 7th anniversary of the declaration date, or an earlier date as may be determined by the Board. No unpaid dividend shall bear interest or accrue linkage differentials.

93.	For the purpose of implementing any resolution concerning any Distribution, the Board may settle, as it deems fit, any difficulty that may arise with respect to the Distribution, including determining the value for the purpose of the said Distribution of certain assets, and deciding that payments in cash shall be made to the shareholders based on the value so determined, and determining provisions with respect to fractions of shares or with respect to the non-payment of small sums.

REDEEMABLE SECURITIES

94.	The Company shall be entitled to issue redeemable securities which are, or at the option of the Company may be, redeemed on such terms and in such manner as shall be determined by the Board. Redeemable securities shall not constitute part of the Company's capital, except as provided in the Companies Law.

DONATIONS

95.	The Company may make donations of reasonable amounts of money (in cash or in kind, including the Company’s securities) for purposes which the Board finds appropriate, even if the donations are not made in relation to business considerations for increasing the Company's profits.

NOTICES

96.	Subject to the Statutes, notice or any other document which the Company shall deliver and which it is entitled or required to give pursuant to the provisions of these Articles or the Statutes shall be delivered by the Company to any person, in any one of the following manners as the Company may choose: in person, by mail, transmission by fax or by electronic form.

Any notice or other document which shall be sent shall be deemed to have reached its destination on the third day after the day of mailing if sent by registered mail or regular mail, or on the first day after transmission if delivered in person, transmitted by fax or electronic form.

Should it be required to prove delivery, it shall be sufficient to prove that the notice or document sent contains the correct mailing, e-mail, or fax details as registered in the Register or any other address which the shareholder submitted in writing to the Company as the address and fax or e-mail details for the submission of notices or other documents.

Notwithstanding anything to the contrary hereunder, subject to the provisions of the Statutes, a notice to a shareholder may be served, as a general notice to all shareholders, published by the Company on the website of (i) the SEC and (ii) the Company, in accordance with applicable rules and regulations of any stock market upon which the Company’s shares are listed and, if so published, shall be deemed to have been duly given on the date of such publication to any shareholder.

In cases where it is necessary to give advance notice of a particular number of days or notice which shall remain in effect for a particular period, the day the notice was sent shall be excluded and the scheduled day of the meeting or the last date of the period (as applicable) shall be included in the count.

Subject to the Statutes, the Company shall not be required to send notices to any shareholder who is not registered in the Register or has not provided the Company with accurate and sufficient mailing details.

97.	Any notice to be given to the shareholders shall be given, with respect to joint shareholders, to the person whose name appears first in the Register as the holder of the said share, and any notice so given shall be sufficient notice for all holders of the said share.

98.	Any notice or other document served upon or sent to any shareholder in accordance with these Articles shall, notwithstanding that he be then deceased or bankrupt, and whether the Company received notice of his death or bankruptcy or not, be deemed to be duly served or sent in respect of any shares held by him (either alone or jointly with others) until some other person is registered in his stead as the holder or joint holder of such shares, and such service or sending shall be a sufficient service or sending on or to his heirs, executors, administrators or assigns and all other persons (if any) interested in such share.

99.	The accidental omission to give notice to any shareholder or the non-receipt of any such notice shall not cancel or annul any action made in reliance on the notice.

WINDING-UP

100.	If the Company is wound up, then, subject to applicable law and to the rights of the holders of shares with special rights upon winding up, the assets of the Company available for distribution among the shareholders shall be distributed to them in proportion to the par value of their respective holdings of the shares in respect of which such distribution is being made.

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